                                   EXHIBIT 4

                               IRREVOCABLE PROXY

        This Irrevocable Proxy is given by the undersigned, CULLEN TALTON ("Shareholder"), in favor of SNB Bancshares, Inc., a Georgia corporation ("SNB"), as of the 29th day of January, 1998.

        WHEREAS, SNB and Crossroads Bancshares, Inc., a Georgia corporation ("Crossroads"), have entered into an Agreement and Plan of Merger dated as of January 29, 1998 (the "Merger Agreement") (capitalized terms used but not defined herein shall have the same meaning assigned to such terms in the Merger Agreement), pursuant to which SNB proposes to acquire the entire equity interest in Crossroads by means of a merger (the "Merger") of Crossroads with and into SNB;

        WHEREAS, Shareholder owns, as of the date hereof,       shares of
Crossroads Common Stock (the "Existing Shares", together with any shares of Crossroads Common Stock acquired after the date hereof and prior to the termination hereof, hereinafter collectively referred to as the "Shares"); and

        WHEREAS, SNB has entered into the Merger Agreement in reliance of Shareholder's agreement to support the Merger, including the granting of Shareholder's Irrevocable Proxy hereunder.

        NOW, THEREFORE, with respect to the Merger Agreement and the transactions contemplated thereby and in accordance with the GBCC, Shareholder hereby irrevocably makes, constitutes and appoints SNB to act as Shareholder's true and lawful proxy and attorney-in-fact in the name and on behalf of Shareholder, solely for the limited purpose set forth herein, with full power to appoint a substitute or substitutes solely for the limited purpose set forth herein. Shareholder further directs SNB, and SNB hereby agrees, to vote all of the Shares which are entitled to vote at any meeting of the shareholders of Crossroads (whether annual or special and whether or not an adjourned meeting), or by written consent in the place and stead of Shareholder, in favor of the Merger and the Merger Agreement. SNB shall have no right to vote the shares with respect to any other matter. By giving this proxy, Shareholder hereby revokes any other proxy granted by Shareholder at any time with respect to the Shares, and no subsequent proxies will be given with respect thereto by Shareholder. THE PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE. The proxy granted hereby shall not be terminated by any act of Shareholder or by operation of law, by lack of appropriate power of authority, or by the occurrence of any other event or events and shall be binding upon all beneficiaries, heirs at law, legatees, distributees, successors, assigns and legal representatives of Shareholder. Shareholder agrees to use all good faith efforts to cause any record owner of the Shares of which Shareholder is the beneficial owner to grant to SNB a proxy of the same effect as that contained herein. Shareholder shall perform such further acts and execute such further documents as may be required to vest in SNB the sole power to vote the Shares during the term of the proxy granted herein. The proxy granted herein shall expire on the earlier of (i) the date on which SNB and Shareholder mutually consent in writing to terminate this Irrevocable Proxy,
(ii) the date of the Closing, or (iii) the termination of the Merger Agreement in accordance with the terms thereof. Notwithstanding anything herein to the contrary, the proxy granted hereby and power herein conferred upon SNB (or any substitute or substitutes) may not be exercised prior to the receipt by SNB and Crossroads of the Consents of the Regulatory Authorities (as contemplated by the Merger Agreement).

        IN WITNESS WHEREOF, Shareholder has executed and delivered this Irrevocable Proxy as of the date first set forth above.



                                              ----------------------------------
                                              CULLEN TALTON


-------------------------------
Witness


                                      -2-